Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE

Karen Fenwick	Kate Robertson	November 5, 2020
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces Third Quarter 2020 Results and

Strengthens Business Improvement Program

Third Quarter 2020 Highlights

●	Net loss attributable to Venator of $42 million compared to net loss attributable to Venator of $19 million in the prior year period

●	Adjusted EBITDA of $17 million compared to $50 million in the third quarter of 2019

●	Net cash provided by operating activities of $20 million and free cash flow of $24 million

●	Diluted loss per share of $0.39 and adjusted diluted loss per share of $0.17

●	TiO2 sales volumes increased by 2% compared to the second quarter of 2020, indicating a gradual recovery

●	Announces new $55 million 2020 Business Improvement Program

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
(In millions, except per share amounts)	2020	2019	2020	2020	2019
Revenues	$474	$526	$456	$1,462	$1,666

Net loss attributable to Venator	$(42)	$(19)	$(19)	$(54)	$(1)
Adjusted net (loss) income attributable to Venator(1)	$(18)	$8	$(3)	$(9)	$36
Adjusted EBITDA(1)	$17	$50	$37	$111	$171

Diluted loss per share	$(0.39)	$(0.18)	$(0.18)	$(0.51)	$(0.01)
Adjusted diluted (loss) earnings per share(1)	$(0.17)	$0.08	$(0.03)	$(0.08)	$0.34

Net cash provided by (used in) operating activities	$20	$14	$38	$—	$(36)
Free cash flow(3)	$24	$(5)	$18	$(43)	$(137)

See end of press release for footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported third quarter 2020 results with revenues of $474 million, net loss attributable to Venator of $42 million, adjusted net loss attributable to Venator of $18 million and adjusted EBITDA of $17 million.

Simon Turner, President and CEO of Venator, commented:

“During the third quarter we carefully aligned our production network with market demand. Higher production costs from lower facility utilization were successfully offset by a reduction in inventories and we delivered $24 million of free cash flow.

“I am pleased by the gradual recovery in demand for most of our products. We saw broad improvement in sales volumes resulting in an increase of 3% compared to the second quarter, notwithstanding a seasonally weaker third quarter and the impact of Hurricane Laura on our TiO2 joint venture facility in Louisiana. Notably, our color pigments and timber treatment businesses continue to demonstrate resilience during the current challenging macro-economic environment.

“We continue to optimize our controllable cost structure and by year end will have completed the actions necessary to deliver the full benefits of our 2019 Business Improvement Program. In addition, we implemented non-recurring COVID-19 related cost saving initiatives of approximately $30 million in 2020. We have also identified cost saving and operational improvements from which we expect to deliver annual savings greater than $55 million in 2022 compared to 2019.

“I want to acknowledge the tremendous efforts of our associates over these past several months. Combined with future costs savings and the ongoing recovery in demand for our products, I am encouraged about the trajectory of our business.”

Segment Analysis for 3Q20 Compared to 3Q19

Titanium Dioxide

The Titanium Dioxide segment generated revenues of $343 million for the three months ended September 30, 2020, a decrease of $53 million, or 13%, compared to the same period in 2019. The decrease was primarily due to an 11% decline in TiO2 sales volumes, a 2% decrease in average local currency selling prices and a 2% unfavorable impact due to Mix and Other, partially offset by a 2% favorable impact from foreign currency translation. TiO2 sales volumes declined across all product categories and regions, most notably in Europe, primarily due to lower demand as a result of the impact of COVID-19 and in North America due to the impact of Hurricane Laura.

Adjusted EBITDA for the Titanium Dioxide segment was $21 million for the three months ended September 30, 2020, a decrease of $30 million compared to the same period in 2019. The decrease was primarily attributable to lower revenue and lower plant utilization resulting in higher production costs. The comparison was also impacted by a benefit in the third quarter of 2019 due to a change in plant utilization rates. These unfavorable impacts on our adjusted EBITDA were partially offset by benefits from our Business Improvement Programs and non-recurring benefits from our COVID-19 response program.

Performance Additives

The Performance Additives segment generated revenues of $131 million for the three months ended September 30, 2020, an increase of $1 million, or 1%, compared to the same period in 2019. The increase was primarily attributable to a 2% increase in the average local currency selling price, a 2% favorable impact of Mix and Other and a 1% favorable impact of foreign currency translation, partially offset by a 4% decrease in sales volumes. The decline in sales volumes was primarily a result of lower demand in our functional additives businesses due to the impact of the COVID-19 pandemic. The average selling price increased primarily as a result of favorable mix within our color pigments and timber treatment businesses while the favorable impact of Mix and Other reflects higher sales of timber treatment products.

Adjusted EBITDA for the Performance Additives segment was $5 million for the three months ended September 30, 2020, a decrease of $8 million compared to the same period in 2019. The decrease was primarily attributable to lower plant utilization resulting in higher production costs. The comparison was also impacted by a benefit in the third quarter of 2019 due to a change in plant utilization rates, and a non-recurring benefit included in operating income in 2019 related to finalization of asset retirement obligations, partially offset by benefits from our Business Improvement Programs and non-recurring benefits from our COVID-19 response program.

Corporate and other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and other were $9 million in the three months ended September 30, 2020, or $5 million lower compared to the same period in 2019. This was primarily cost savings from actions taken in response to the COVID-19 pandemic and a favorable variance in foreign exchange rates compared to the prior year.

Business Improvement Programs

We have announced a 2020 Business Improvement Program that will save approximately $55 million annually compared to 2019. This includes approximately $10 million of savings from color pigments and approximately $45 million of other expected savings. We expect to incur future cash restructuring costs of $45-50 million to deliver the 2020 Business Improvement Program. The annual $55 million EBITDA improvement is in addition to our 2019 Business Improvement Program and replaces our non-recurring COVID-19 cost saving initiatives delivered in 2020.

Tax Items

We recorded income tax expense of $3 million and $8 million for the three months ended September 30, 2020 and 2019, respectively. Our adjusted effective tax rate was 35% for both the three months ended September 30, 2020 and the same period in 2019.

Our income taxes are significantly affected by the mix of income and losses in the tax jurisdictions in which we operate, as impacted by the presence of valuation allowances in certain tax jurisdictions. In 2020, we expect an adjusted effective tax rate of approximately 35%. We expect cash taxes in 2020 to be less than $5 million and we continue to expect our adjusted effective tax rate in the long-term will be approximately 15% to 20%.

Liquidity and Capital Resources

As of September 30, 2020, we had $472 million of total liquidity. This includes cash and cash equivalents of $208 million and $264 million of availability under our existing asset-based revolving credit facility. At the end of the third quarter, net debt was $749 million compared to $695 million as of December 31, 2019.

Year to date, capital expenditures have totaled $54 million, including $7 million in the third quarter of 2020. In 2020, we expect total capital expenditures to be approximately $65 million.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2020 results on Thursday, November 5, 2020 at 8:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-833-366-1118
International participants	1-412-902-6770
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

https://dpregister.com/sreg/10147787/d88fd24fee

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning November 5, 2020 and ending November 12, 2020.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10147787

Upcoming Conferences

During the fourth quarter of 2020, a member of management is expected to present at the BofA Securities Virtual 2020 Leveraged Finance Conference November 30 – December 2, 2020 and Citi's 2020 Basic Materials Conference December 1-2, 2020. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Revenues	$474	$526	$1,462	$1,666
Cost of goods sold	454	464	1,336	1,461
Operating expenses	33	50	121	150
Restructuring, impairment and plant closing and transition costs	13	12	25	24
Operating (loss) income	(26)	—	(20)	31
Interest expense, net	(15)	(10)	(37)	(31)
Other income	5	1	12	3
(Loss) income before income taxes	(36)	(9)	(45)	3
Income tax expense	(3)	(8)	(3)	—
Net (loss) income	(39)	(17)	(48)	3
Net income attributable to noncontrolling interests	(3)	(2)	(6)	(4)
Net loss attributable to Venator	$(42)	$(19)	$(54)	$(1)

Adjusted EBITDA(1)	$17	$50	$111	$171
Adjusted net (loss) income(1)	$(18)	$8	$(9)	$36

Basic loss per share	$(0.39)	$(0.18)	$(0.51)	$(0.01)
Diluted loss earnings per share	$(0.39)	$(0.18)	$(0.51)	$(0.01)
Adjusted (loss) earnings per share(1)	$(0.17)	$0.08	$(0.08)	$0.34
Adjusted diluted (loss) earnings per share(1)	$(0.17)	$0.08	$(0.08)	$0.34

Ordinary share information:
Basic shares outstanding	106.7	106.6	106.7	106.5
Diluted shares	106.7	106.6	106.7	106.5

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Favorable /	September 30,		Favorable /
(In millions)	2020	2019	(Unfavorable)	2020	2019	(Unfavorable)
Segment Revenues:
Titanium Dioxide	$343	$396	(13)%	$1,083	$1,260	(14)%
Performance Additives	131	130	1%	379	406	(7)%
Total	$474	$526	(10)%	$1,462	$1,666	(12)%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$21	$51	(59)%	$102	$167	(39)%
Performance Additives	5	13	(62)%	40	44	(9)%
Corporate and other	(9)	(14)	36%	(31)	(40)	23%
Total	$17	$50	(66)%	$111	$171	(35)%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	September 30, 2020 vs. 2019
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(2)%	2%	(2)%	(11)%	(13)%
Performance Additives	2%	1%	2%	(4)%	1%
Total Company	(2)%	2%	(1)%	(9)%	(10)%

	Nine months ended
	September 30, 2020 vs. 2019
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(2)%	—%	(1)%	(11)%	(14)%
Performance Additives	2%	(1)%	—%	(8)%	(7)%
Total Company	(1)%	—%	(1)%	(10)%	(12)%

(a)	Excludes revenues from tolling arrangements, by-products and raw materials

(b)	Excludes sales volumes of by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,
(In millions, except per share amounts)	2020	2019	2020	2019	2020	2019
Net (loss) income	$(39)	$(17)	$(39)	$(17)	$(0.36)	$(0.16)
Net income attributable to noncontrolling interests	(3)	(2)	(3)	(2)	(0.03)	(0.02)
Net (loss) income attributable to Venator	(42)	(19)	(42)	(19)	(0.39)	(0.18)
Interest expense, net	15	10
Income tax expense (benefit)	3	8
Depreciation and amortization	29	27
Business acquisition and integration adjustments	—	2	—	2	—	0.02
(Gain) loss on disposal of businesses/assets	(6)	1	(6)	1	(0.06)	0.01
Certain legal expenses/settlements	—	2	—	2	—	0.02
Amortization of pension and postretirement actuarial losses	3	3	3	3	0.03	0.03
Net plant incident costs	2	4	2	4	0.02	0.04
Restructuring, impairment, plant closing and transition costs	13	12	13	12	0.12	0.11
Income tax adjustments(2)	—	—	12	3	0.11	0.03
Adjusted(1)	$17	$50	$(18)	$8	$(0.17)	$0.08

Adjusted income tax expense(2)			$(9)	$5
Net income attributable to noncontrolling interests, net of tax			3	2
Adjusted pre-tax (loss) income			$(24)	$15
Adjusted effective tax rate			35%	35%

	EBITDA	Net Income (Loss)	Diluted Earnings (Loss) Per Share(1)
	Three months ended June 30,	Three months ended June 30,	Three months ended June 30,
(In millions, except per share amounts)	2020	2020	2020
Net loss	$(17)	$(17)	$(0.16)
Net income attributable to noncontrolling interests	(2)	(2)	(0.02)
Net loss attributable to Venator	(19)	(19)	(0.18)
Interest expense, net	12
Income tax benefit	2
Depreciation and amortization	28
Certain legal expenses/settlements	3	3	0.03
Amortization of pension and postretirement actuarial losses	4	4	0.04
Net plant incident costs	2	2	0.02
Restructuring, impairment, plant closing and transition costs	5	5	0.05
Income tax adjustments(2)	—	2	0.01
Adjusted(1)	$37	$(3)	$(0.03)

Adjusted income tax expense(2)		$—
Net income attributable to noncontrolling interests, net of tax		2
Adjusted pre-tax loss		$(1)
Adjusted effective tax rate		35%

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,
(In millions, except per share amounts)	2020	2019	2020	2019	2020	2019
Net (loss) income	$(48)	$3	$(48)	$3	$(0.45)	$0.03
Net income attributable to noncontrolling interests	(6)	(4)	(6)	(4)	(0.06)	(0.04)
Net loss attributable to Venator	(54)	(1)	(54)	(1)	(0.51)	(0.01)
Interest expense, net	37	31
Income tax benefit	3	—
Depreciation and amortization	85	82
Business acquisition and integration expenses	1	3	1	3	0.01	0.03
(Gain) loss on disposal of businesses/assets	(4)	1	(4)	1	(0.04)	0.01
Certain legal expenses/settlements	3	3	3	3	0.03	0.03
Amortization of pension and postretirement actuarial losses	10	11	10	11	0.09	0.10
Net plant incident costs	5	17	5	17	0.05	0.16
Restructuring, impairment, plant closing and transition costs	25	24	25	24	0.24	0.23
Income tax impact of adjustments(2)	—	—	5	(22)	0.05	(0.21)
Adjusted(1)	$111	$171	$(9)	$36	$(0.08)	$0.34

Adjusted income tax expense(2)			$(2)	$22
Net income attributable to noncontrolling interest, net of tax			6	4
Adjusted pre-tax (loss) income			$(5)	$62
Adjusted effective tax rate			35%	35%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	September 30,	December 31,
(In millions)	2020	2019
Cash and cash equivalents	$208	$55
Accounts and notes receivable, net	306	321
Inventories	438	513
Prepaid expenses and other current assets	77	88
Property, plant and equipment, net	940	989
Other assets	331	299
Total assets	$2,300	$2,265

Accounts payable	$215	$351
Other current liabilities	107	124
Current portion of debt	7	13
Long-term debt	950	737
Non-current payable to affiliates	30	30
Other non-current liabilities	328	337
Total equity	663	673
Total liabilities and equity	$2,300	$2,265

Table 6 — Outstanding Debt

	September 30,	December 31,
(In millions)	2020	2019
Debt:
Term Loan Facility	$359	$361
Senior Secured Notes	215	—
Senior Unsecured Notes	371	371
Other debt	12	18
Total debt - excluding affiliates	957	750
Total cash	208	55
Net debt - excluding affiliates	$749	$695

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions)	2020	2019	2020	2019
Total cash at beginning of period	$188	$50	$55	$165
Net cash provided by (used in) operating activities	20	14	—	(36)
Net cash provided by (used in) investing activities	4	(19)	(43)	(101)
Net cash (used in) provided by financing activities	(5)	(4)	195	13
Effect of exchange rate changes on cash	1	(1)	1	(1)
Total cash at end of period	$208	$40	$208	$40
Supplemental cash flow information:
Cash paid for interest	$(17)	$(18)	$(35)	$(41)
Cash paid for income taxes	—	(1)	—	(4)
Capital expenditures	(7)	(27)	(54)	(110)
Depreciation and amortization	29	27	85	82

Changes in primary working capital:
Accounts receivable	33	49	20	(28)
Inventories	65	(3)	87	27
Accounts payable	(46)	(28)	(113)	(72)
Total cash provided by (used in) primary working capital	$52	$18	$(6)	$(73)

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions)	2020	2019	2020	2019
Free cash flow(3):
Net cash provided by (used in) operating activities	$20	$14	$—	$(36)
Capital expenditures	(7)	(27)	(54)	(110)
Other investing activities	11	8	11	9
Total free cash flow(3)	$24	$(5)	$(43)	$(137)

Adjusted EBITDA(1)	$17	$50	$111	$171
Capital expenditures excluding cash paid for Pori rebuild	(8)	(25)	(54)	(73)
Cash paid for interest excluding hedging activity	(17)	(18)	(35)	(41)
Cash paid for income taxes	—	(1)	—	(4)
Primary working capital change	52	18	(6)	(73)
Restructuring	(2)	(5)	(7)	(22)
Pension & other	(21)	(22)	(49)	(40)
Net cash flows associated with Pori	3	(2)	(3)	(55)
Total free cash flow(3)	$24	$(5)	$(43)	$(137)

See end of press release for numbered footnote explanations

Footnotes

(1)	Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income/loss before interest income/expense, net, income tax expense/benefit, depreciation and amortization, and net income attributable to noncontrolling interests, as well as eliminating the following adjustments: (a) business acquisition and integration expenses/adjustments; (b) loss/gain on disposition of business/assets; (c) certain legal expenses/settlements; (d) amortization of pension and postretirement actuarial losses/gains; (e) net plant incident costs/credits; and (f) restructuring, impairment, and plant closing and transition costs/credits. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses/adjustments; (b) loss/gain on disposition of business/assets; (c) certain legal expenses/settlements; (d) amortization of pension and postretirement actuarial losses/gains; (e) net plant incident costs/credits; and (f) restructuring, impairment, and plant closing and transition costs/credits. Basic adjusted net earnings per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities.

Adjusted net income (loss) and adjusted net earnings (loss) per share amounts are presented solely as supplemental information. These measures exclude similar noncash items as Adjusted EBITDA in order to assist our investors in comparing our performance from period to period and as such, bear similar risks as Adjusted EBITDA as documented above. For that reason, adjusted net income and the related per share amounts, should not be considered in isolation and should be considered only to supplement analysis of U.S. GAAP results.

(2)	Prior to the second quarter of 2019, the income tax impacts, if any, of each adjusting item represented a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

Beginning in the three- and six-month periods ended June 30, 2019, income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our tax structure. We use a normalized effective tax rate of 35%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to restructuring and acquisition decisions and can vary in size and frequency. This rate is subject to change over time for various reasons, including changes in the geographic business mix, valuation allowances, and changes in statutory tax rates.

We eliminate the effect of significant changes to income tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP. We believe that our revised approach enables a clearer understanding of the long term impact of our tax structure on post tax earnings.

(3)	Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments and (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. Based in Wynyard, U.K., Venator employs approximately 4,000 associates and sells its products in more than 110 countries.

Social Media:

Twitter: www.twitter.com/VenatorCorp

Facebook: www.facebook.com/venatorcorp

LinkedIn: www.linkedin.com/company/venator-corp

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including the impacts and duration of the global outbreak of the Coronavirus Disease 2019 pandemic on the global economy and all aspects of our business, including our employees, customers, suppliers, partners, results of operations, financial condition and liquidity, the pending acquisition by funds advised by SK Capital Partners, L.P. of the ordinary shares of the Company held by Huntsman Corporation, global economic conditions, our ability to maintain sufficient working capital, our ability to access capital markets on favorable terms, our ability to transfer technology and manufacturing capacity from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, our ability to realize financial and operational benefits from our business improvement plans and initiatives, impacts on TiO2 markets and the broader global economy from the imposition of tariffs by the U.S. and other countries, changes in raw material and energy prices, or interruptions in raw materials and energy, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, legal claims by or against us, changes in government regulations, including increased manufacturing, labeling and waste disposal regulations and the classification of TiO2 as a carcinogen in the EU, geopolitical events, cyberattacks and public health crises such as coronavirus.

Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.